Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Nordson Corporation pertaining to the Nordson Corporation 2012 Stock Incentive and Award Plan of our reports dated December 17, 2012, with respect to the consolidated financial statements and schedule of Nordson Corporation and the effectiveness of internal control over financial reporting of Nordson Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Cleveland, Ohio

May 31, 2013